Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

HD Supply Holdings, Inc.

at

$56.00 Net Per Share

by

Coronado Acquisition Sub Inc.,

a wholly owned subsidiary of

The Home Depot, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY

ON WEDNESDAY, DECEMBER 23, 2020, UNLESS THE OFFER IS EXTENDED OR

EARLIER TERMINATED.

Coronado Acquisition Sub Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of The Home Depot, Inc., a Delaware corporation (which we refer to as “The Home Depot”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.01 per share (which we refer to as the “Shares”), of HD Supply Holdings, Inc., a Delaware corporation (which we refer to as “HD Supply”), at a price of $56.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 15, 2020 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among The Home Depot, Purchaser and HD Supply. The Merger Agreement provides, among other things, that as soon as practicable following the Offer Closing and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into HD Supply (which we refer to as the “Merger”) without a vote of the stockholders of HD Supply in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with HD Supply continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the Effective Time (other than any Shares held by HD Supply, The Home Depot or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted into the right to receive $56.00 per Share in cash, without interest, subject to any required withholding of taxes. As a result of the Merger, HD Supply will cease to be a publicly traded company and will become a wholly owned subsidiary of The Home Depot. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms and (B) the satisfaction of (i) the Minimum Condition, (ii) the HSR Condition, (iii) the Governmental Authority Condition, (iv) the Representations Condition and (v) the Obligations Condition (each as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to 12:00 midnight, New York City time, at the end of the day on Wednesday, December 23, 2020 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by The Home Depot and its affiliates, represent a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)). The “HSR Condition” requires that any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated. The “Governmental Authority Condition” requires that neither the U.S. Federal Trade Commission nor the U.S. Department of Justice shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer or Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement. The “Representations Condition” requires the accuracy of HD Supply’s representations and warranties under the Merger Agreement, subject to certain materiality qualifications (as described in Section 15 — “Conditions to the Offer”). The Obligations Condition requires HD Supply’s compliance with its covenants under the Merger Agreement (as described in Section 15 — “Conditions to the Offer”). The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”

The Board of Directors of HD Supply has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of HD Supply and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, and authorized and approved the execution, delivery and performance by HD Supply of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of HD Supply accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

November 24, 2020

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer (which we refer to as the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * * * *

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders (toll-free): (800) 628-8510

Banks and Brokers: (212) 269-5550

Email: HDS@dfking.com

-i-

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. The Home Depot and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning HD Supply contained herein and elsewhere in the Offer to Purchase has been provided to The Home Depot and Purchaser by HD Supply or has been taken from or is based upon publicly available documents or records of HD Supply on file with the SEC or other public sources at the time of the Offer. The Home Depot and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.01 per share, of HD Supply Holdings, Inc. Unless the context otherwise requires, in this Offer to Purchase, the term “Shares” refers to shares of HD Supply common stock.

Price Offered Per Share	$56.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes (which we refer to as the “Offer Price”).

Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of the day on Wednesday, December 23, 2020, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”

Purchaser	Coronado Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of The Home Depot, Inc., a Delaware corporation.

Who is offering to purchase my shares?

Coronado Acquisition Sub Inc., or “Purchaser,” a wholly owned subsidiary of The Home Depot, Inc., is offering to purchase for cash, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into HD Supply. See the “Introduction” and Section 8 — “Certain Information Concerning The Home Depot and Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, The Home Depot. We use the term “The Home Depot” to refer to The Home Depot, Inc. alone, the term “Purchaser” to refer to Coronado Acquisition Sub Inc. alone and the terms “HD Supply” and the “Company” to refer to HD Supply Holdings, Inc. alone.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase, we use the term “Offer” to refer to this offer.

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in HD Supply. If the Offer is consummated, pursuant to the Merger Agreement, The Home Depot intends as soon as practicable thereafter (but in any event within two business days) to cause Purchaser to consummate the Merger (as defined below). Upon consummation of the Merger (as defined below), HD Supply will cease to be a publicly traded company and would be a wholly owned subsidiary of The Home Depot.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $56.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes. The Home Depot, Purchaser and HD Supply have entered into an Agreement and Plan of Merger, dated as of November 15, 2020 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into HD Supply (which we refer to as the “Merger”). If the conditions to the Offer (including the Minimum Condition) are satisfied and we consummate the Offer, we intend to effect the Merger without any vote or other action by the stockholders of HD Supply pursuant to Section 251(h) of the DGCL.

See Section 11 — “The Merger Agreement” and Section 15 — “Conditions to the Offer.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by The Home Depot and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to provide funding for the payment in respect of outstanding stock options and other equity awards as provided in the Merger Agreement, to make payments required in respect of HD Supply’s outstanding indebtedness and to provide funding for the Merger (including related fees and expenses) is approximately $8 billion. The Home Depot and Purchaser will have such funds available to them, through a variety of sources, including cash on hand. Neither The Home Depot nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.

See Section 9 — “Source and Amount of Funds.”

Is The Home Depot’s financial condition relevant to my decision to tender my Shares in the Offer?

No, we do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	The Home Depot has and will have sufficient funds to purchase all Shares tendered pursuant to the Offer; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price).

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 12:00 midnight, New York City time, at the end of the day on Wednesday, December 23, 2020, unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the terms of the Merger Agreement, as the “Expiration Date”) or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended.

If, on or prior to any then-scheduled Expiration Date, any of the Offer Conditions is not satisfied or, to the extent waivable by Purchaser or The Home Depot pursuant to the Merger Agreement, waived by Purchaser or The Home Depot, Purchaser may (and in such case The Home Depot will cause Purchaser to) extend the expiration date of the Offer on one or more occasions for successive periods of up to ten (10) business days each (or such additional or longer periods of up to twenty (20) business days each if The Home Depot so desires and HD Supply consents in writing prior to such extension), the length of each such period to be determined by The Home Depot in its sole discretion, in order to permit the satisfaction of such Offer Conditions. In addition, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer for any period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff. In no event will Purchaser be required to extend the Offer beyond the Outside Date (as defined below) and Purchaser will not be permitted to do so without HD Supply’s consent in HD Supply’s sole discretion.

Purchaser will not terminate the Offer prior to any scheduled Expiration Date, except after the Merger Agreement has been terminated in accordance with its terms. If the Offer is terminated or withdrawn by Purchaser prior to the acceptance for payment of Shares tendered in the Offer, Purchaser will promptly return, and will cause the Depositary to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Either The Home Depot or HD Supply may terminate the Merger Agreement, at any time prior to the effectiveness of the Merger, if the Offer Closing has not occurred on or before August 15, 2021 (which we refer to as the “Outside Date”). If, on the Outside Date, all Offer Conditions, other than the HSR Condition or the Governmental Authority Condition with respect to any antitrust-related legal requirement, have been satisfied or waived by The Home Depot or Purchaser, then the Outside Date will automatically be extended to November 15, 2021.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary and paying agent for the Offer (which we refer to as the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”

What are the conditions to the Offer?

The Offer is conditioned upon the satisfaction or waiver of the following conditions (which we refer to as the “Offer Conditions”):

•

the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the Expiration Date, together with all other Shares (if any) beneficially owned by The Home Depot and its affiliates, represent a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)) (which we refer to as the “Minimum Condition”);

•	any waiting period applicable to the Offer under the HSR Act has expired or been terminated (which we refer to as the “HSR Condition”);

•

neither the U.S. Federal Trade Commission nor the U.S. Department of Justice has (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer or Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement (which we refer to as the “Governmental Authority Condition”);

•

the representations and warranties made by HD Supply in the Merger Agreement are true and correct, subject to the materiality and other qualifications set forth in the Merger Agreement (which we refer to as the “Representations Condition”);

•

HD Supply has complied with or performed in all material respects the covenants or agreements it is required to comply with or perform under the Merger Agreement (which we refer to as the “Obligations Condition”);

•	The Home Depot has received a certificate signed by a senior executive of HD Supply certifying that the Representations Condition and the Obligations Condition have been satisfied; and

•	the Merger Agreement has not been terminated in accordance with its terms.

The Home Depot and Purchaser reserve the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that, unless otherwise provided by the Merger Agreement or as previously approved in writing by HD Supply (in its sole discretion), The Home Depot and Purchaser are not permitted to:

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares subject to the Offer;

•	change, modify or waive the Minimum Condition;

•	amend, modify or supplement any of the other terms of the Offer in a manner adverse to any stockholder of HD Supply;

•	terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as provided under the Merger Agreement; or

•	impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer.”

See Section 15 — “Conditions to the Offer.”

Have any HD Supply stockholders entered into agreements with The Home Depot or its affiliates requiring them to tender their Shares?

No.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may be withdrawn at any time after January 23, 2021, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you validly tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 — “Withdrawal Rights.”

What does the HD Supply Board of Directors think of the Offer?

The Board of Directors of HD Supply has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of HD Supply and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, and authorized and approved the execution, delivery and performance by HD Supply of the Merger

Agreement and the consummation of the transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of HD Supply accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with HD Supply.” We expect that a more complete description of the reasons for the HD Supply Board of Directors’ approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by HD Supply and filed with the SEC and mailed to all HD Supply stockholders.

If the Offer is consummated, will HD Supply continue as a public company?

No. As soon as practicable following the Offer Closing, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of The Home Depot and the Shares will no longer be publicly traded.

See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

If we consummate the Offer, and accordingly acquire a number of Shares that, together with the Shares then owned by The Home Depot and its affiliates, exceeds the Minimum Condition, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of HD Supply pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of HD Supply will not be required to vote on the Merger and if the Merger is consummated, will, if they did not otherwise tender their shares and do not otherwise properly demand appraisal rights under the DGCL, receive the same cash consideration, without interest and subject to any required withholding of taxes, for their Shares as was payable in the Offer (which we refer to as the “Merger Consideration”). HD Supply stockholders will be entitled to appraisal rights under the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer.

See Section 11 — “The Merger Agreement,” Section 12 — “Purpose of the Offer; Plans for HD Supply — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On November 13, 2020, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $44.81. On November 23, 2020, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $55.75. The Offer Price represents a premium of approximately 25% over the trading price at which the Shares closed on November 13, 2020, which was the last trading day before the public announcement of the execution of the Merger Agreement.

See Section 6 — “Price Range of Shares; Dividends.”

Will I be paid a dividend on my Shares during the pendency of the Offer?

No. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement or required by applicable law, HD Supply and its subsidiaries will not authorize or pay any dividends on or make any distribution with respect to any of its securities (including the Shares), except dividends and distributions made by a direct or indirect wholly owned subsidiary of HD Supply to its parent.

See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.

See Section 17 — “Appraisal Rights.”

What will happen to my stock options, restricted stock awards and restricted stock units (that are outstanding as of the date the Offer commences) in the Offer?

The Offer is made only for Shares and is not made for any stock options, shares of restricted stock or restricted stock units. If you wish to tender Shares underlying stock options, you must first exercise such stock option (to the extent vested and exercisable) in accordance with its terms in sufficient time to tender pursuant to the Offer the Shares received upon exercise of such stock options.

Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, each then-outstanding option to purchase Shares (each, a “Company Stock Option”) under the HDS Investment Holding, Inc. Stock Incentive Plan or HD Supply Holdings, Inc. Omnibus Incentive Plan (as amended and restated) (together, the “Company Stock Plans”), whether or not vested or exercisable, will become fully vested and exercisable contingent upon the Effective Time, and will be, as of or immediately prior to the Effective Time, cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Option and (ii) the number of Shares such holder could have purchased (without regard to whether such Company Stock Option is then vested) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, without any interest thereon and less any required withholding taxes. Notwithstanding the foregoing, any Company Stock Option with an applicable exercise price that equals or exceeds the Merger Consideration will automatically be cancelled and terminated without consideration at the Effective Time.

Restricted Stock. The Merger Agreement provides that, immediately prior to the Effective Time, the vesting, repurchase or other lapse restrictions applicable to each then-outstanding Share of restricted stock granted under the Company Stock Plans (each, a “Company Stock-Based Award”), will lapse and, to the extent not previously vested, contingent upon the Effective Time, be deemed fully vested, and such Company Stock-Based Award will be, as of or immediately prior to the Effective Time, converted into the right to receive the Merger Consideration, without any interest thereon and less any required withholding taxes.

Restricted Stock Units and Other Equity Awards. The Merger Agreement provides that, immediately prior to the Effective Time, each then-outstanding restricted stock unit, deferred stock unit or similar right, in each case representing a right to receive one Share granted under the Company Stock Plans (each, a “Company Unit”), including each “performance share award” denominated in Company Units (with the number of Company Units subject to each performance share award fixed at the number previously determined by the Compensation Committee of the HD Supply Board of Directors when the performance cycles for such awards were truncated and scored based on performance through the end of the 2019 fiscal year), will, subject to the occurrence of the Effective Time, be deemed fully vested, and such Company Unit will be automatically converted into the right to receive the Merger Consideration, without any interest thereon and less any required withholding taxes. Notwithstanding the foregoing, any Company Unit that constitutes a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986 will instead become a vested right to receive the Merger Consideration, without any interest thereon and less any required withholding taxes, payable when such Company Unit would otherwise have been settled in accordance with its terms.

Equity Awards Granted on or After March 15, 2021. Any annual equity awards that may be granted on or after March 15, 2021 (if the Effective Time has not occurred by that date) will not be treated as described above and instead will be converted into a cash award based upon the Merger Consideration, which cash awards will continue to vest in accordance with the terms of the original award.

See Section 11 — “The Merger Agreement — Treatment of Equity Awards.”

What will happen to my rights to purchase shares under the HD Supply Holdings, Inc. Amended and Restated Employee Stock Purchase Plan?

The Offer is made only for Shares and not for rights to purchase shares under the HD Supply Holdings, Inc. Amended and Restated Employee Stock Purchase Plan (which we refer to as the “Company ESPP”). The Company ESPP will terminate immediately prior to the Effective Time and no further rights will be granted or exercisable under the Company ESPP thereafter. No new offering periods will commence following the execution of the Merger Agreement.

Shares held in participants’ accounts that were previously purchased under the Company ESPP may be tendered in accordance with the terms of the Offer.

See Section 11 — “The Merger Agreement — Treatment of Company ESPP.”

What are the material U.S. federal income tax consequences of tendering Shares?

The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

See Section 5 — “Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

You may call D.F. King & Co, Inc., toll-free at (800) 628-8510. Banks and brokerage firms may call collect at (212) 269-5550. D.F. King & Co, Inc. is acting as the information agent (the “Information Agent”) for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Shares of Common Stock of HD Supply:

Coronado Acquisition Sub Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of The Home Depot, Inc., a Delaware corporation (which we refer to as “The Home Depot”), is offering to purchase, subject to the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.01 per share (which we refer to as the “Shares”), of HD Supply Holdings, Inc., a Delaware corporation (which we refer to as “HD Supply” or the “Company”), at a price of $56.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of November 15, 2020 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among The Home Depot, Purchaser and HD Supply. The Merger Agreement provides, among other things, that as soon as practicable after the Offer Closing and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into HD Supply (which we refer to as the “Merger”) without a vote of the stockholders of HD Supply in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with HD Supply continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the Effective Time (other than any Shares held by HD Supply, The Home Depot or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted into the right to receive $56.00 per Share in cash, without interest, subject to any required withholding of taxes. As a result of the Merger, HD Supply will cease to be a publicly traded company and will become a wholly owned subsidiary of The Home Depot. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement,” which also contains a discussion of the treatment of HD Supply stock options and other equity awards in the Merger.

Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (which we refer to as the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms and (B) the satisfaction of (i) the Minimum Condition, (ii) the HSR Condition, (iii) the Governmental Authority Condition, (iv) the Representations Condition and (v) the Obligations Condition (each as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to 12:00 midnight, New York City time, at the end of the day on Wednesday, December 23, 2020 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by The Home Depot and its affiliates, represent a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)). The “HSR Condition” requires that any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated. The “Governmental

Authority Condition” requires that neither the U.S. Federal Trade Commission nor the U.S. Department of Justice shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer or Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement. The “Representations Condition” requires the accuracy of HD Supply’s representations and warranties under the Merger Agreement, subject to certain materiality qualifications (as described in Section 15 — “Conditions to the Offer”). The Obligations Condition requires HD Supply’s compliance with its covenants under the Merger Agreement (as described in Section 15 — “Conditions to the Offer”). The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”

The Board of Directors of HD Supply has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of HD Supply and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, and authorized and approved the execution, delivery and performance by HD Supply of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of HD Supply accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A more complete description of the reasons of the HD Supply Board of Directors for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of HD Supply (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that will be furnished by HD Supply to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

HD Supply has advised The Home Depot that, as of the close of business on November 20, 2020, 155,093,488 Shares were outstanding.

Pursuant to the Merger Agreement, the directors of Purchaser as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of HD Supply immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the conditions to the Offer (including the Minimum Condition) are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the vote of the stockholders of HD Supply.

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.”

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of HD Supply will be entitled to appraisal rights under the DGCL in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will as promptly as practicable after (and in any event within 12 hours of) the expiration date of the Offer accept for payment all Shares tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer and pay for such Shares.

The date and time at which Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms and (B) the satisfaction of (i) the Minimum Condition, (ii) the HSR Condition, (iii) the Governmental Authority Condition, (iv) Representations Condition and (v) the Obligations Condition (each as defined below). We refer to these conditions and the other conditions described in Section 15 — “Conditions to the Offer” as the “Offer Conditions.”

We have agreed in the Merger Agreement that Purchaser may, in its discretion (and without the consent of HD Supply or any other Person), extend the expiration date of the Offer if, on or prior to any then-scheduled Expiration Date, any of the Offer Conditions is not satisfied or, to the extent waivable by Purchaser or The Home Depot pursuant to the Merger Agreement, waived by Purchaser or The Home Depot, in which case Purchaser may (and in such case The Home Depot will cause Purchaser to) extend the expiration date of the Offer on one or more occasions for successive periods of up to ten (10) business days each (or such additional or longer periods of up to twenty (20) business days each if The Home Depot so desires and HD Supply consents in writing prior to such extension), the length of each such period to be determined by The Home Depot in its sole discretion, in order to permit the satisfaction of such Offer Conditions. In addition, Purchaser will (and the Home Depot will cause Purchaser to) extend the Offer for any period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC. In no event will Purchaser be required to extend the Offer beyond the Outside Date (as defined below) and Purchaser will not be permitted to do so without HD Supply’s consent in HD Supply’s sole discretion.

Either The Home Depot or HD Supply may terminate the Merger Agreement, at any time prior to the effectiveness of the Merger, if the acceptance for payment of Shares tendered in the Offer has not occurred on or before August 15, 2021 (which we refer to as the “Outside Date”). If, on the Outside Date, all Offer Conditions, other than the HSR Condition or the Governmental Authority Condition with respect to any antitrust-related legal requirement, have been satisfied or waived by The Home Depot or Purchaser, then the Outside Date will automatically be extended to November 15, 2021.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any of the Offer Conditions (other than the Minimum Condition) and to make any change in the terms of or conditions to the Offer, except that, without the prior written consent of HD Supply, The Home Depot and Purchaser are not permitted to (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares subject to the Offer, (iv) change, modify or waive the Minimum Condition, (v) amend, modify or supplement any of the other terms of the Offer in a manner adverse to any stockholder of HD Supply, (vi) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as provided under the Merger Agreement or (vii) impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer.”

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement — Termination.”

As soon as practicable following the Offer Closing and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of HD Supply in accordance with Section 251(h) of the DGCL.

HD Supply has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of HD Supply and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions to the Offer,” we will as promptly as practicable after (and in any event within 12 hours of) the expiration date of the

Offer accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and pay for such Shares.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will promptly pay for Shares tendered and accepted for purchase pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (which we refer to as the “Certificates”) or confirmation of a book-entry transfer of such Shares (which we refer to as a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (which we refer to as “DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•

the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each of which we refer to as an “Eligible Institution” and, collectively, we refer to as “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for purchase or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of The Home Depot, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for purchase by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of HD Supply’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of HD Supply’s stockholders.

Information Reporting and Backup Withholding. Payments made to stockholders of HD Supply in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are “United States persons” (as defined in the U.S. Internal Revenue Code of 1986, as amended) that do not otherwise establish an exemption should complete and return the Internal Revenue Service (which we refer to as the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided by such stockholder is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not “United States persons” should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Failure to provide the correct information on IRS Form W-9 or the applicable IRS Form W-8 may subject the applicable stockholder to backup withholding on payments made with respect to Shares surrendered, as well as penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4. Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, at the end of the day on Wednesday, December 23, 2020, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 23, 2021, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of The Home Depot, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Consequences.

The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this summary does not address U.S. federal tax other than the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its, his or her particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and other financial institutions, insurance companies, tax-exempt organizations (including private foundations), retirement plans, holders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that use the mark-to-market method of accounting with respect to their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, holders holding Shares that are part of a straddle, hedging, constructive sale, conversion transaction or other integrated transaction, holders who receive cash pursuant to the exercise of appraisal rights, and holders who received Shares pursuant to the exercise of employee stock options, as restricted stock units, or otherwise as compensation).

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to holders who are not U.S. Holders.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and the partnership’s activities. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares and persons treated as partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each holder should consult its, his or her own tax advisor to determine the particular tax consequences of the Offer and the Merger to it, him or her, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period for such Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder acquired different blocks of Shares at different times and/or different prices, such U.S. Holder must determine its, his or her adjusted tax basis and holding period separately with respect to each block of Shares.

A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

6. Price Range of Shares; Dividends.

The Shares currently trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HDS.” HD Supply has advised The Home Depot that, as of the close of business on November 20, 2020, 155,093,488 Shares were outstanding.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three (3) preceding fiscal years, as reported on Nasdaq, and the quarterly cash dividends declared per Share for each such quarterly period.

	High	Low	Cash Dividends Declared
Fiscal Year Ended January 28, 2018
First Quarter	$36.99	$32.33	$—
Second Quarter	$42.25	$28.97	$—
Third Quarter	$37.23	$29.91	$—
Fourth Quarter	$40.52	$24.02	$—
Fiscal Year Ended February 3, 2019
First Quarter	$40.10	$34.49	$—
Second Quarter	$45.24	$37.57	$—
Third Quarter	$46.29	$36.42	$—
Fourth Quarter	$42.45	$35.35	$—
Fiscal Year Ended February 2, 2020
First Quarter	$47.13	$41.10	$—
Second Quarter	$46.72	$38.57	$—
Third Quarter	$40.94	$36.99	$—
Fourth Quarter	$41.40	$38.61	$—
Fiscal Year Ending January 31, 2021
First Quarter	$43.25	$21.69	$—
Second Quarter	$38.29	$25.11	$—
Third Quarter	$43.56	$34.58	$—
Fourth Quarter (through November 23, 2020)	$55.96	$40.34	$—

On November 13, 2020, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $44.81. On November 23, 2020, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $55.75. The Offer Price represents a premium of approximately 25% over the trading price at which the Shares closed on November 13, 2020.

The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement or required by applicable law, HD Supply and its subsidiaries will not authorize or pay any dividends on or make any distribution with respect to any of its securities (including the Shares), except dividends and distributions made by a direct or indirect wholly owned subsidiary of HD Supply to its parent.

7. Certain Information Concerning HD Supply.

Except as specifically set forth herein, the information concerning HD Supply contained in this Offer to Purchase has been taken from or is based upon information furnished by HD Supply or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to HD Supply’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

General. The following description of HD Supply and its business has been taken from HD Supply’s annual report on Form 10-K for the fiscal year ended February 2, 2020 and its Current Report on Form 8-K filed on November 16, 2020, and is qualified in its entirety by reference to such Form 10-K and Form 8-K.

HD Supply is a holding company whose operations are conducted almost entirely through its subsidiaries, including HD Supply, Inc. HD Supply’s common stock trades on The Nasdaq Stock Market LLC under the symbol “HDS.” HD Supply’s principal executive offices are located at 3400 Cumberland Boulevard SE, Atlanta, Georgia 30339 and its telephone number is (770) 852-9000. HD Supply’s internet address is www.hdsupply.com.

HD Supply is one of the largest wholesale distributors in North America. HD Supply provides a broad range of products and value-add services to approximately 300,000 customers with leadership positions in the living space maintenance, repair and operations sector. Through approximately 44 distribution centers, across 25 states and two Canadian provinces, HD Supply’s approximately 5,500 associates provide localized, customer-tailored products, services and expertise.

Available Information. The Shares are registered under the Exchange Act. Accordingly, HD Supply is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning HD Supply’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of HD Supply’s securities, any material interests of such persons in transactions with HD Supply and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on March 30, 2020. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including HD Supply, that file electronically with the SEC.

8. Certain Information Concerning The Home Depot and Purchaser.

The Home Depot and Purchaser. The Home Depot, Inc. is the world’s largest home improvement specialty retailer based on net sales for the fiscal year ended February 2, 2020. As of February 2, 2020, we had 2,291 The Home Depot® stores located throughout the United States (including the Commonwealth of Puerto Rico and the territories of the U.S. Virgin Islands and Guam), Canada and Mexico. The Home Depot offers its customers a wide assortment of building materials, home improvement products, lawn and garden products, and décor products and provides a number of services, including home improvement installation services and tool and equipment rental. The Home Depot, Inc. is a Delaware corporation that was incorporated in 1978.

Purchaser is a Delaware corporation formed on November 12, 2020 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and HD Supply will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of The Home Depot.

The Home Depot’s and Purchaser’s principal executive offices are located at 2455 Paces Ferry Road, Atlanta, Georgia 30339 and their telephone number is (770) 433-8211.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of The Home Depot and Purchaser are listed in Schedule I to this Offer to Purchase.

During the last five years, none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or majority-owned subsidiary of The Home Depot or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of HD Supply (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of The Home Depot or Purchaser or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with HD Supply or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between The Home Depot or any of its subsidiaries or, to the best knowledge of The Home Depot and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and HD Supply or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that The Home Depot has filed electronically with the SEC.

9. Source and Amount of Funds.

The Offer is not subject to a financing condition. The Home Depot and Purchaser will have available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration (as defined below) and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Neither The Home Depot nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.

10. Background of the Offer; Past Contacts or Negotiations with HD Supply.

The information set forth below regarding HD Supply not involving The Home Depot or Purchaser was provided by HD Supply.

Background of the Offer

The following chronology summarizes the key meetings and events between representatives of The Home Depot and representatives of HD Supply that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of The Home Depot and HD Supply. For a review of HD Supply’s additional activities relating to these contacts, please refer to HD Supply’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

On September 8, 2020, The Home Depot’s CEO called HD Supply’s CEO to congratulate HD Supply on announcing the sale of its Construction & Industrial, or “White Cap,” business to an entity sponsored by Clayton, Dubilier & Rice for $2.9 billion (the “White Cap sale”) and HD Supply’s recent financial results, and indicated that The Home Depot may be interested in exploring the possibility of a potential acquisition of HD Supply at the appropriate time. HD Supply’s CEO indicated that HD Supply was not for sale at that time and was focused on completing the White Cap sale. HD Supply’s CFO also had discussions in late-September 2020 with The Home Depot’s CFO, during which they agreed that substantive discussions should be deferred until HD Supply’s White Cap sale was completed, but that they should stay in touch.

On October 19, 2020, HD Supply’s CEO and CFO met with The Home Depot’s CFO to discuss, among other things, the impact of COVID-19 on their respective businesses. The Home Depot’s CFO expressed the desire that the three executives continue discussions in the future, focused on the possibility that The Home Depot would acquire HD Supply. HD Supply’s CFO reiterated that the company was not pursuing a sale at that time. HD Supply announced the completion of the White Cap sale on October 19, 2020.

On October 22, 2020, The Home Depot’s CFO contacted HD Supply’s CEO to tell him that The Home Depot would be delivering an indication of interest to acquire the company, which was delivered later that day. The indication of interest proposed that The Home Depot acquire HD Supply for $55 per Share, without a financing contingency, subject to customary due diligence and a request for exclusivity.

The HD Supply Board of Directors met on October 26, 2020 to review The Home Depot’s proposal. Representatives of Goldman Sachs and Jones Day, HD Supply’s financial and legal advisors, respectively, participated in the meeting. Following discussions, the HD Supply Board of Directors instructed management to reject The Home Depot’s request for exclusivity and instructed management and the advisors to explore the possibility of achieving a value higher than that proposed by The Home Depot.

On October 27, 2020, HD Supply’s CEO informed The Home Depot’s CFO that the HD Supply Board of Directors had rejected The Home Depot’s request for exclusivity, but that HD Supply would be willing to continue discussions, after which the parties conducted due diligence under a confidentiality agreement.

On October 30, 2020, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), The Home Depot’s counsel, provided an initial draft merger agreement to representatives of Jones Day. Thereafter, The

Home Depot and its advisors reviewed due diligence materials provided by HD Supply, conducted telephonic diligence meetings and visited select HD Supply distribution centers.

On November 9, 2020, The Home Depot’s CFO contacted HD Supply’s CEO to indicate that The Home Depot was unwilling to increase its indicated price at that time, but otherwise affirmed its commitment to the proposal expressed in its previous indication of interest.

On November 10, 2020, HD Supply’s CEO and CFO contacted The Home Depot’s CFO to provide additional information concerning HD Supply’s existing stock repurchase program and cash balance, which it believed justified an increase in The Home Depot’s indicated price. The Home Depot declined to raise its indicated price at that time. Following additional discussions between The Home Depot’s CFO and HD Supply’s CEO later that day, The Home Depot raised its indicated price to $56.00 per Share, but communicated that this was The Home Depot’s final offer.

The HD Supply Board of Directors met later that day and instructed management to continue to try to advance the transaction with The Home Depot, with a view to determining whether an actionable proposal could be delivered. After the meeting, representatives of Jones Day delivered a draft merger agreement to representatives of Wachtell Lipton.

On November 12, 2020, representatives of Wachtell Lipton delivered a mark-up of the draft merger agreement to representatives of Jones Day which, among other things, proposed further changes to the amount of the termination fee (Jones Day had proposed a termination fee equal to 2% of total equity value net of cash; Wachtell Lipton had started at 4.5% of total equity value), the strength of The Home Depot’s covenants to satisfy regulatory requirements relating to the transaction (the Jones Day draft had included a so-called “hell or high water” standard, where Wachtell Lipton’s proposal included an exception from the obligation to solve regulatory issues to the extent so doing would have a material adverse effect) and interim operating covenants (to which Jones Day proposed various exceptions to permit operational flexibility). On November 12, 2020 and continuing through November 15, 2020, representatives of Jones Day and Wachtell Lipton discussed the terms of the transaction documents, eventually aligning on mutually agreeable terms reflected in the final merger agreement.

On November 15, 2020, Goldman Sachs provided to representatives of HD Supply a disclosure letter regarding certain of Goldman Sachs’ relationships with The Home Depot which was discussed with representatives of Jones Day and disclosed to the HD Supply Board of Directors later that day when the HD Supply Board of Directors met. The HD Supply Board of Directors met on November 15, 2020 to discuss the possible transaction with The Home Depot. After discussion and review, the HD Supply Board of Directors unanimously approved the transaction.

Following the meeting, the parties executed the merger agreement and related documents. On the morning of November 16, 2020, each party issued a press release announcing the execution by the parties of the merger agreement.

On November 24, 2020, Purchaser commenced the Offer, and HD Supply filed its Schedule 14D-9.

Past Contacts, Transactions, Negotiations and Agreements.

For more information on the Merger Agreement and the other agreements between HD Supply and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning The Home Depot and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement.”

11. The Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning The Home Depot and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about The Home Depot, Purchaser or HD Supply, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by HD Supply to The Home Depot in connection with the Merger Agreement. The representations and warranties in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of The Home Depot or HD Supply. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of The Home Depot, Purchaser, HD Supply or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that The Home Depot and HD Supply publicly file.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than December 14, 2020). Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and, to the extent waivable by Purchaser or The Home Depot, waiver of the other Offer Conditions, the Merger Agreement provides that Purchaser will as promptly as practicable after (and in any event within 12 hours of) the expiration date of the Offer accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and pay for such Shares. The date and time at which Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Closing.”

Purchaser expressly reserves the right to waive any Offer Condition (other than the Minimum Condition) or make any change in the terms of or conditions to the Offer, except that HD Supply’s prior written consent is required for Purchaser to:

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares subject to the Offer;

•	change, modify or waive the Minimum Condition;

•	amend, modify or supplement any of the other terms of the Offer in a manner adverse to any stockholder of HD Supply;

•	terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as provided under the Merger Agreement; or

•	impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer.”

The Merger Agreement provides that if, on or prior to any then-scheduled Expiration Date, any of the Offer Conditions is not satisfied or, to the extent waivable by Purchaser or The Home Depot pursuant to the Merger Agreement, waived by Purchaser or The Home Depot, Purchaser may (and in such case The Home Depot will cause Purchaser to) extend the expiration date of the Offer on one or more occasions for successive periods of up to ten (10) business days each (or such additional or longer periods of up to twenty (20) business days each if The Home Depot so desires and HD Supply consents in writing prior to such extension), the length of each such period to be determined by The Home Depot in its sole discretion, in order to permit the satisfaction of such Offer Conditions. In addition, Purchaser will (and The Home Depot will cause Purchaser to) extend the Offer for any period or periods required by applicable law or rules, regulations, interpretations or positions of the SEC or its staff. In no event will Purchaser be required to extend the Offer beyond the Outside Date (as defined below) and Purchaser will not be permitted to do so without HD Supply’s consent in HD Supply’s sole discretion.

Purchaser will not terminate the Offer prior to any scheduled Expiration Date, except after the Merger Agreement has been terminated in accordance with its terms. If the Offer is terminated or withdrawn by Purchaser prior to the acceptance for payment of Shares tendered in the Offer, Purchaser will promptly return, and will cause the Depositary to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Either The Home Depot or HD Supply may terminate the Merger Agreement, at any time prior to the effectiveness of the Merger, if the Offer Closing has not occurred on or before August 15, 2021 (which we refer to as the “Outside Date”). If, on the Outside Date, all Offer Conditions, other than the HSR Condition or the Governmental Authority Condition with respect to any antitrust-related legal requirement, have been satisfied or waived by The Home Depot or Purchaser, then the Outside Date will automatically be extended to November 15, 2021.

Board of Directors and Officers. Pursuant to the Merger Agreement, the directors of Purchaser as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of HD Supply immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws and the DGCL.

The Merger. The Merger Agreement provides that, following the Offer Closing and on the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will merge with and into HD Supply, with HD Supply being the surviving corporation (which we refer to as the “Surviving Corporation”). The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the Offer Closing. Upon consummation of the Merger, the separate corporate existence of Purchaser will thereupon cease and the Surviving Corporation will continue its corporate existence under the DGCL as a wholly owned subsidiary of The Home Depot.

The certificate of incorporation of Purchaser (in the form attached to the Merger Agreement as Annex C) and the bylaws of Purchaser, each as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended, subject to applicable law and the provisions of the Merger Agreement related to indemnification of officers and directors. The provisions of the Certificate of Incorporation and Bylaws of HD Supply and any contracts between a director or officer of HD Supply and HD Supply in effect as of immediately prior to the date of the Merger Agreement will govern the rights of all directors and officers of HD Supply in respect of claims for indemnification based in whole or in part on actions or failures to take action prior to the consummation of the Merger, and neither the amendments thereto contemplated by the Merger Agreement or following the consummation of the Merger will affect the rights and obligations thereunder relating to such actions or failures to take action.

The obligations of HD Supply, The Home Depot and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:

•

no domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity having competent jurisdiction shall have enacted, issued or entered any judgment, injunction, award, decree, writ or other order which remains in effect that enjoins or otherwise prohibits the Merger; and

•	Purchaser has previously accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Conversion of Capital Stock at the Effective Time. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by HD Supply, The Home Depot or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted at the Effective Time into the right to receive the Merger Consideration.

Each share, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become, in the aggregate, 1,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Treatment of Equity Awards.

•

Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, each Company Stock Option under the Company Stock Plans, whether or not vested or exercisable, will become fully vested and exercisable contingent upon the Effective Time, and will be, as of or immediately prior to the Effective Time, cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Company Stock Option and (ii) the number of Shares such holder could have purchased (without regard to whether such Company Stock Option is then vested) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time, without any interest thereon and less any required withholding taxes. Notwithstanding the foregoing, any Company Stock Option with an applicable exercise price that equals or exceeds the Merger Consideration will automatically be cancelled and terminated without consideration at the Effective Time.

•

Restricted Stock. The Merger Agreement provides that, immediately prior to the Effective Time, the vesting, repurchase or other lapse restrictions applicable to each Company Stock-Based Award, will lapse and, to the extent not previously vested, contingent upon the Effective Time, be deemed fully vested, and such Company Stock-Based Award will be, as of or immediately prior to the Effective Time, converted into the right to receive the Merger Consideration, without any interest thereon and less any required withholding taxes.

•

Restricted Stock Units and Other Equity Awards. The Merger Agreement provides that, immediately prior to the Effective Time, each Company Unit, including each “performance share award” denominated in Company Units (with the number of Company Units subject to each performance share award fixed at the number previously determined by the Compensation Committee of the HD Supply Board of Directors when the performance cycles for such awards were truncated and scored based on performance through the end of the 2019 fiscal year), will, subject to the occurrence of the Effective Time, be deemed fully vested, and such Company Unit will be automatically converted into the right to receive the Merger Consideration, without any interest thereon and less any required withholding taxes. Notwithstanding the foregoing, any Company Unit that constitutes a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986 will instead become a vested right to receive the Merger Consideration, without any interest thereon and less any required withholding taxes, payable when such Company Unit would otherwise have been settled in accordance with its terms.

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Equity Awards Granted on or After March 15, 2021. Any annual equity awards that may be granted on or after March 15, 2021 (if the Effective Time has not occurred by that date) will not be treated as described above and instead will be converted into a cash award based upon the Merger Consideration, which cash awards will continue to vest in accordance with the terms of the original award.

Treatment of Company ESPP. The Company ESPP will terminate immediately prior to the Effective Time and no further rights will be granted or exercisable under the Company ESPP thereafter. No new offering periods will commence following the execution of the Merger Agreement.

Representations and Warranties. In the Merger Agreement, HD Supply has made representations and warranties to The Home Depot and Purchaser with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capital structure of HD Supply and its subsidiaries;

•	authority relative to the Merger Agreement;

•	required consents and approvals and no violations of organizational documents or applicable law;

•	financial statements and SEC filings;

•	disclosure controls and internal control over financial reporting;

•	the absence of certain changes;

•	the absence of undisclosed liabilities;

•	compliance with laws (including anti-corruption and anti-bribery laws), permits and regulatory matters;

•	litigation;

•	employees and employee benefit plans, including ERISA and certain related matters;

•	environmental matters;

•	tax matters;

•	labor and employment matters;

•	intellectual property;

•	insurance;

•	properties;

•	material contracts;

•	significant customers and suppliers;

•	government contracts;

•	information to be included in the Offer documents, the Schedule 14D-9 and other information required to be disseminated in connection with the Offer;

•	state takeover statutes;

•	brokers and certain fees; and

•	the opinion of financial advisors.

Some of the representations and warranties in the Merger Agreement made by HD Supply are qualified as to “materiality” or “Company Material Adverse Effect” or by knowledge or the ability to consummate the transactions contemplated by the Merger Agreement. “Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which is materially adverse to the business, results of operations or financial condition of HD Supply and its subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect will not be deemed to include the impact of:

(i)	changes after the date of the Merger Agreement in GAAP;

(ii)	changes after the date of the Merger Agreement in laws;

(iii)

changes after the date of the Merger Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country;

(iv)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics or pandemics (including COVID-19) and other force majeure events;

(v)

the announcement, pendency or consummation of the Merger Agreement, including the identity of The Home Depot or any of its affiliates or any communication by The Home Depot or any of its affiliates (including any impact on the relationship of HD Supply or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners);

(vi)

any change in the trading price of the Shares, any suspension of trading in the Shares, or the failure of HD Supply to meet public projections, estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, or any failure by HD Supply to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition);

(vii)	any breach, violation or non-performance of any provision of the Merger Agreement by The Home Depot or any of its affiliates;

(viii)	any actions taken or omitted to be taken by HD Supply or any of its subsidiaries at the written request of The Home Depot; and

(ix)	any claims or actions arising from allegations of breach of fiduciary duty or otherwise relating to the Merger Agreement or the transactions contemplated thereby;

except, in the cases of the foregoing clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or financial condition of HD Supply and its subsidiaries, taken as a whole, as compared to other companies in the industries in which HD Supply and its subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

In the Merger Agreement, The Home Depot and Purchaser have made representations and warranties to HD Supply with respect to:

•	corporate matters, such as organization, standing, qualification, power and authority;

•	authority relative to the Merger Agreement;

•	required consents and approvals, and no violations of organizational documents, applicable laws or agreements;

•	Share ownership;

•	litigation;

•	availability of funds;

•	lack of operations of Purchaser;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9; and

•	brokers and certain fees.

Some of the representations and warranties in the Merger Agreement made by The Home Depot and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any fact, circumstance, event or change that would, individually or when considered together with all other facts, circumstances or changes, reasonably be expected to prevent or materially delay or impede the ability of The Home Depot or Purchaser to consummate the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any document, certificate or instrument delivered pursuant to or in connection with the Merger Agreement survives the Effective Time or the termination of the Merger Agreement in accordance with its terms.

Conduct of Business Pending the Merger. Except (i) as required by the Merger Agreement, (ii) as set forth in the confidential disclosure schedule delivered by HD Supply to The Home Depot in connection with the Merger Agreement, (iii) as required by applicable law, or (iv) as consented to in writing by The Home Depot, which consent will not be unreasonably withheld, conditioned or delayed, HD Supply has agreed that, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time:

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HD Supply and each of its subsidiaries will (i) conduct business only in the ordinary course of business of HD Supply and its subsidiaries, consistent in all material respects with past practice, and (ii) to the extent consistent therewith, use commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of key employees and (C) maintain its existing relationships with its customers and suppliers (provided that if HD Supply determines in good faith that any action or inaction with respect to the foregoing is reasonably necessary in light of then-current operating conditions and developments with respect to the business of HD Supply and its subsidiaries as a result of COVID-19, then The Home Depot’s consent will not be required for such action or inaction, so long as HD Supply provides reasonable advance notice to and consults with The Home Depot prior to taking such action or inaction and keeps The Home Depot fully informed on a current basis with respect to such action or inaction);

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HD Supply will not amend its Certificate of Incorporation or Bylaws, HD Supply will not permit any of its subsidiaries to amend any of their organizational documents, and none of HD Supply or any of its subsidiaries will otherwise take any action to exempt any person from any provision of its Certificate of Incorporation or Bylaws or any of the organizational documents of any of its subsidiaries;

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HD Supply will not, and will not permit any of its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding Shares or other securities (whether in cash, assets, stock or other securities of HD Supply or its subsidiaries), except dividends and distributions made by a direct or indirect wholly owned subsidiary of HD Supply to its parent, or directly or indirectly redeem, purchase or otherwise acquire any Shares or other securities;

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except for (i) transactions exclusively among HD Supply and its direct or indirect wholly owned subsidiaries or among HD Supply’s direct or indirect wholly owned subsidiaries, (ii) issuances of Shares in respect of any exercise of Company Stock Options or settlement of Company Units or Company Stock-Based Awards outstanding on the date of the Merger Agreement, in each case in accordance with the terms of the applicable award agreement as in effect as of the date of the Merger Agreement, and (iii) issuance of certain Shares that are contractually committed pursuant to grants of Company Stock-Based Awards that were not made as of the date of the Merger Agreement (which we refer to as the “Committed Shares”), HD Supply will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber (other than certain permitted encumbrances), or authorize the issuance, sale, pledge, disposition or encumbrance (other than certain permitted encumbrances) of, any Shares or any securities convertible into or exchangeable for Shares, or any rights, warrants or options to acquire or with respect to Shares or convertible or exchangeable securities, or split, combine or reclassify the Shares or any outstanding capital stock of any of HD Supply’s subsidiaries;

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except to the extent required by contracts or other agreements in existence as of the date of the Merger Agreement or by Company Benefit Plans set forth in the confidential disclosure schedule delivered by HD Supply to The Home Depot in connection with the Merger Agreement, HD Supply will not and will not permit any of its subsidiaries to:

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increase in any manner the compensation and benefits (including severance, termination, change-in-control, incentive and retention compensation or benefits) of any current or former directors, officers or employees of HD Supply and its subsidiaries, except that HD Supply may issue the Committed Shares to the persons entitled thereto (provided that if HD Supply determines in good faith that any action or inaction with respect to the foregoing is reasonably necessary in light of then-current operating conditions and developments with respect to the business of HD Supply and its subsidiaries as a result of COVID-19, then The Home Depot’s consent will not be required for such action or in action, so long as HD Supply provides reasonable advance notice to and consults with The Home Depot prior to taking such action or inaction and keeps The Home Depot fully informed on a current basis with respect to such action or inaction);

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grant any Company Stock Awards or other equity or equity-based awards (other than the Committed Shares), or amend the terms of any Company Stock Awards outstanding as of the date of the Merger Agreement;

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enter into, amend (other than de minimis administrative amendments to Company Benefit Plans that do not increase the level of benefits or cost to HD Supply or any of its subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any Company Benefit Plan or other compensation or benefit plan, program, policy or contract or other agreement that would be a Company Benefit Plan if in effect as of the date of the Merger Agreement, including any pension, retirement, profit-sharing, bonus, collective bargaining or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider of HD Supply or its subsidiaries;

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other than pursuant to the terms of the Merger Agreement, take any action to amend, waive or accelerate the vesting of, or the lapsing of restrictions or performance criteria with respect to, any Company Benefit Plan or Company Stock Option, Company Stock-Based Award or Company Unit or otherwise accelerate any rights or benefits, or make any determinations under any Company Benefit Plan;

•	establish or fund (or provide any funding for) any rabbi trust or other funding arrangement, including in respect of any Company Benefit Plan;

•	hire or promote any person at the level of Director or above or terminate (other than for cause) the employment or services of any employee at the level of Director or above; or

•	enter into, establish or adopt any collective bargaining or similar agreement with any union, works council or labor organization;

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HD Supply will not, and will not permit any of its subsidiaries to, make any loans or advances to any of its directors and executive officers (other than travel and payroll advances in the ordinary course of business consistent in all material respects with past practice, in type and amount) or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons;

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HD Supply will not, and will not permit any of its subsidiaries to, (i) incur, assume, guarantee or prepay any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among HD Supply and its direct or indirect wholly owned subsidiaries or among HD Supply’s direct or indirect wholly owned subsidiaries, (B) indebtedness for borrowed money in an amount not to exceed $5,000,000 in aggregate principal amount, and (C) letters of credit issued in the ordinary course of business consistent in all material respects with past practice or (ii) incur any lien, charge, pledge, security interest, claim or other encumbrance securing indebtedness for borrowed money, except for liens, charges, pledges, security interests, claims or other encumbrances securing borrowing expressly permitted by the foregoing;

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HD Supply will not, and will not permit any of its subsidiaries to, change in any material respect any of the accounting methods, principles or practices used by it unless required by or advisable under a change in GAAP or any other accounting standard used by any such subsidiary as of the date of the Merger Agreement;

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other than in the ordinary course of business consistent in all material respects with past practice, HD Supply will not, and will not permit any of its subsidiaries to (A) make, change or revoke any material income tax election, (B) file any material amended income tax return, or (C) settle or compromise any material liability for income taxes or surrender any claim for a refund of a material amount of income taxes, other than in the case of clauses (B) and (C) hereof in respect of any income taxes that have been identified in the reserves for income taxes in HD Supply’s GAAP financial statements;

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HD Supply will not, and will not permit any of its subsidiaries to, acquire, except in respect of any mergers, consolidations, business combinations among HD Supply and its direct or indirect wholly owned subsidiaries or among HD Supply’s direct or indirect wholly owned subsidiaries, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments, other than the purchase of supplies, equipment and products in the ordinary course of business consistent in all material respects with past practice;

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HD Supply will not, and will not permit any of its subsidiaries to, renew, extend, terminate, amend in any material respect or waive any of its material rights under certain material contracts if entered into prior to the date of the Merger Agreement, and except in the ordinary course of business consistent in all material respects with past practice, HD Supply will not, and will not permit any of its subsidiaries to, renew, extend, terminate, amend in any material respect or waive any of its material rights under any such material contracts or enter into any contracts or other agreements that would constitute such material contracts if entered into prior to the date of the Merger Agreement;

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HD Supply will not, and will not permit any of its subsidiaries to, make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent in all material respects with past practice or that do not otherwise exceed HD Supply’s existing capital budget by more than $1,000,000 in the aggregate (provided that if HD Supply determines in good faith that any action or inaction with respect to the foregoing is reasonably necessary in light of then-current operating conditions and developments with respect to the business of HD Supply and its subsidiaries as a result of COVID-19, then The Home Depot’s consent will not be required for such action or in action, so long as HD Supply provides reasonable advance notice to and consults with The Home Depot prior to taking such action or inaction and keeps The Home Depot fully informed on a current basis with respect to such action or inaction);

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HD Supply will not, and will not permit any of its subsidiaries to, (A) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible assets, tangible properties or businesses, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent in all material respects with past practice (including dispositions of inventory or of obsolete equipment in the ordinary course of business consistent in all material respects with past practice) or pursuant to an existing contract set forth in the confidential disclosure schedule delivered by HD Supply to The Home Depot in connection with the Merger Agreement, or (B) cancel, release or assign any indebtedness of any person owed to it or any claims held by it against any person other than the release of claims held by it in the ordinary course of business consistent in all material respects with past practice;

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except in the ordinary course of business consistent in all material respects with past practice, HD Supply will not, and will not permit any of its subsidiaries to (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any intellectual property owned by HD Supply, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such intellectual property, or (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any intellectual property owned by HD Supply;

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HD Supply will not, and will not permit any of its subsidiaries to, commence, settle or compromise any litigation, suit, action or proceeding, except for commencements, settlements or compromises that (i) involve monetary remedies with a value not in excess of $1,000,000, with respect to any individual litigation, suit, action or proceeding or $5,000,000 in the aggregate; provided that HD Supply will notify The Home Depot of commencements, settlements or compromises that involve monetary remedies with a value in excess of $500,000, (ii) do not involve any material equitable remedy or impose any material restriction on its business or the business of its subsidiaries, and (iii) do not relate to any litigation by HD Supply’s stockholders in connection with the Merger Agreement or the transactions contemplated thereby;

•	HD Supply will not, and will not permit any of its subsidiaries to, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

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HD Supply will not, and will not permit any of its subsidiaries to, amend any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications or registrations or orders of any domestic or foreign governmental or regulatory body, commission, agency, court, instrumentality, authority or other legislative, executive or judicial entity in a manner that adversely impacts its ability to conduct its business in any material respect, or, other than in the ordinary course of business consistent in all material respects with past practice, terminate or allow to lapse, any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications or registrations or orders;

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HD Supply will not, and will not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger Agreement); and

•	HD Supply will not, and will not permit any of its subsidiaries to, agree to do, or make any commitment to do, any of the foregoing.

For purposes of the Merger Agreement, “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other employee or director benefit plan, program, policy, agreement or other arrangement, any including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance or termination pay or benefits, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, fringe benefit plans and each other compensatory or employee benefit plan, including all plans within the meaning of Section 3(1) of ERISA, and any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), in each case, whether oral or written, funded or unfunded, that is sponsored, maintained or contributed to by HD Supply or any of its subsidiaries for the benefit of current or former employees, directors or consultants of HD Supply or its subsidiaries.

Access to Information. HD Supply will afford to The Home Depot and its representatives reasonable access during normal business hours, through the Effective Time, to its and its subsidiaries’ officers, employees, properties, contracts, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable laws and will furnish The Home Depot with financial, operating and other data and information that The Home Depot may from time to time reasonably request in writing. HD Supply will not be required to afford access if such access would unreasonably disrupt the operations of HD Supply or any of its subsidiaries, would cause a violation of any confidentiality agreement to which HD Supply or any of its subsidiaries is a party as of the date of the Merger Agreement (or to which HD Supply or any of its subsidiaries becomes a party after the date hereof in the ordinary course of business consistent in all material respects with past practice) or would violate any policy of HD Supply implemented to protect health and safety in light of COVID-19, nor will The Home Depot or any of its representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of HD Supply or any of its subsidiaries. HD Supply is not required to permit any access, or to disclose any information that it determines is likely to result in any violation of any law or cause any privilege (including attorney-client privilege) that HD Supply or its subsidiaries would be entitled to assert to be undermined with respect to such information.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and insurance rights in favor of certain individuals. Specifically, The Home Depot has agreed that, following the Effective Time, the Home Depot will cause the Surviving Corporation to indemnify and hold harmless, and advance expenses as incurred to, each current and former director or officer of HD Supply or any of its subsidiaries who is entitled, as of the date of the Merger Agreement, to be indemnified under HD Supply’s Certificate of Incorporation or Bylaws (we refer to these individuals collectively as the “Indemnified Parties”), against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director, officer or representative of HD Supply or any of its subsidiaries or services performed by such person at the request of HD Supply or any of its subsidiaries at or prior to the Effective Time.

The Home Depot has also agreed, following the Effective Time, to cause the Surviving Corporation to maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in HD Supply’s Certificate of Incorporation and Bylaws in effect on the date of the Merger Agreement, to the fullest extent permitted from time to time by applicable law, which provisions will not be amended except as required by applicable law or to make changes permitted by applicable law that would enlarge the scope of the Indemnified Parties’ indemnification rights.

Prior to the Effective Time, HD Supply may obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of its existing directors’ and officers’ insurance policies for the Indemnified Parties and HD Supply’s existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time. Such insurance must be obtained from an insurance carrier with the same or better credit rating as HD Supply’s insurance carrier as of the date of the Merger Agreement and provide benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as HD Supply’s existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). Whether pursuant to such tail policy or otherwise, the Surviving Corporation will continue to maintain in effect for a period of at least six years from and after the Effective Time such insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insured persons as provided in HD Supply’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will use reasonable best efforts to purchase comparable insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in HD Supply’s existing policies as of the date of the Merger Agreement. In either case, however, the Surviving Corporation will not be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by HD Supply for such insurance. If the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Reasonable Best Efforts. HD Supply, The Home Depot and Purchaser will use, and each will cause their respective affiliates to use, their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Each of HD Supply and The Home Depot have agreed to (and will cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than November 30, 2020, make their respective filings and thereafter make any other required submissions under the HSR Act and any other applicable antitrust-related law, (ii) use reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer, and timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement.

Each party has agreed to (i) promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of), receipt of any communication from or to the Antitrust Division of the United States Department of Justice or Federal Trade Commission or any other governmental entity regarding any of the transactions contemplated by the Merger Agreement, (ii) subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by HD Supply or The Home Depot, as the case may be, or any of their respective subsidiaries, from any governmental entity with respect to the Offer or the Merger. Except in connection with a disclosure regarding a Change of Recommendation (as defined below) or an Acquisition Proposal (as defined below) received by HD Supply, HD Supply and The Home Depot will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any governmental entity.

Each party has further agreed not to (i) participate in any meeting or discussion, either in person or by telephone, with any governmental entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate, (ii) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), or (iii) enter into any agreement with any governmental entity not to consummate the transactions contemplated by the Merger Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

In furtherance and not in limitation of the foregoing covenants of the parties, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any antitrust-related law, HD Supply and The Home Depot will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement. Without limiting the generality or effect of the foregoing, in order to resolve such action or proceeding or threat thereof which, if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement beyond the Outside Date, The Home Depot will agree to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such actions or proceedings (or agree to do any of the foregoing) to the extent necessary to resolve such action or proceeding or threat thereof so that the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated by the Outside Date. However, notwithstanding anything in the Merger Agreement to the contrary, The Home Depot will not be required to, and HD Supply may not, take or agree to take any such action that, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on (i) HD Supply and its subsidiaries, taken as a whole, considered on a standalone basis or (ii) on The Home Depot’s maintenance, repair and operations business, considered on a combined basis with the business of HD Supply and its subsidiaries after the consummation of the Merger.

The parties have agreed that The Home Depot will have the primary right to devise and implement the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing in connection with the Merger Agreement after consulting with, and taking into account in good faith any comments of, HD Supply relating to such strategy.

Employee Matters. For a period of twelve (12) months following the Effective Time, The Home Depot will provide, or cause to be provided, to each employee of HD Supply as of the closing of the Merger who continues employment by The Home Depot or any of its direct or indirect subsidiaries (each, an “Affected Employee”), during such employment, with compensation and benefits which, in the aggregate, are at least substantially comparable to the compensation and benefits provided to such Affected Employee immediately prior to the Effective Time (and, beginning on January 1, 2021, without giving effect to any temporary general reduction in base wages or salary made by HD Supply in response to COVID-19); provided that, during such 12-month period, each Affected Employee, while employed at HD Supply or any of its subsidiaries, will be provided base wages or salary and target annual cash incentive opportunities that are not less than the base wages or salary and target annual cash incentive opportunities, in each case provided to such Affected Employee immediately prior to the Effective Time (and, beginning on January 1, 2021, without giving effect to any temporary general reduction in base wages or salary made by HD Supply in response to COVID-19), and each Affected Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances will be eligible to receive cash severance benefits in an amount that is not less favorable than those provided to such Affected Employee and as set forth in the confidential disclosure schedule delivered by HD Supply to The Home Depot in connection with the Merger Agreement, subject to the timely execution and effectiveness of a release of claims.

The Home Depot will cause any employee benefit plans in which the Affected Employees are entitled to participate after the Effective Time to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder, service for HD Supply and its subsidiaries as if such service were with The Home Depot, to the same extent such service was credited under a comparable plan of HD Supply or any of its subsidiaries prior to the Effective Time (except (i) for benefit accrual or pay credit purposes under any defined benefit pension plan, (ii) under any benefit plan that is a frozen benefit plan or provides grandfathered benefits, (iii) under any retiree medical plans or arrangements, (iv) with respect to any equity incentive awards granted by The Home Depot or (v) to the extent it would result in a duplication of benefits or compensation with respect to the same period of service), and Affected Employees will be immediately eligible to participate in any such plan(s), without any waiting time, to the extent such Affected Employee was eligible to participate in the comparable Company Benefit Plan immediately prior to the Effective Time. To the extent any health benefit plan replaces a Company Benefit Plan that is a health benefit plan following the Effective Time, Parent will, and will cause its Subsidiaries (including the Surviving Corporation) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee for the plan year in which such Affected Employee is first eligible to participate, to the extent waived or satisfied under the replaced Company Benefit Plan prior to the Effective Time, and (ii) use commercially reasonable efforts to credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Effective Time under the terms of the replaced Company Benefit Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which such Affected Employee is first eligible to participate.

Nothing contained in the Merger Agreement (i) will be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, including any Company Benefit Plan,

(ii) will limit the ability of The Home Depot or any of its affiliates (including, following the Merger, the Surviving Corporation or any of its subsidiaries) to amend, modify or terminate any Company Benefit Plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms thereof and applicable law, (iii) will create any third-party beneficiary rights or obligations in any person (including any Affected Employee or any participant in any Company Benefit Plan) other than the parties to the Merger Agreement or any right to employment or service, or continued employment or service, or to a particular term or condition of employment with The Home Depot, the Surviving Corporation, any of its subsidiaries, or any of their respective affiliates, or (iv) will limit, restrict or interfere in any way with the right of The Home Depot (or its subsidiaries) to discharge or terminate, for any reason whatsoever, with or without cause, in accordance with applicable law, the employment or service of any employee or other service-provider at or following the Effective Time.

Acquisition Proposals. HD Supply and its subsidiaries have agreed, and HD Supply has agreed to cause its and its subsidiaries’ representatives to, immediately cease any discussions or negotiations with any person or group that may be ongoing with respect to any Acquisition Proposal (as defined below). With respect to any person or group with whom such discussions or negotiations have been terminated, HD Supply will request that such person or group promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of HD Supply.

In addition, at any time prior to the Offer Closing, HD Supply and its subsidiaries will not, and HD Supply will not authorize, direct or knowingly permit its Representatives to:

•	initiate, solicit or knowingly encourage the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning HD Supply or its subsidiaries to any person relating to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal (it being understood that the foregoing will not prohibit HD Supply or the its representatives from making such person aware of the restrictions of the Merger Agreement in response to the receipt of an Acquisition Proposal);

•

enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle or any other agreement (other than an acceptable confidentiality agreement) relating to an Acquisition Proposal; or

•

release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which HD Supply or any of its affiliates is a party, provided that, with respect to any person that did not express an interest in obtaining information or otherwise evaluating HD Supply during the period between August 10, 2020 and the date of the Merger Agreement, if the HD Supply Board of Directors determines in good faith, after consultation with HD Supply’s outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws, HD Supply may waive any such standstill provision solely to the extent necessary to permit a third party to make a confidential Acquisition Proposal to the Board of Directors of HD Supply.

Notwithstanding the foregoing, if HD Supply receives an Acquisition Proposal (as defined below) from any person, HD Supply and its representatives may contact such person to clarify the terms and conditions thereof and, if the HD Supply Board of Directors determines in good faith and after consultation with its independent financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal, HD Supply and its representatives may:

•

provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, HD Supply and its subsidiaries to such person if HD Supply receives from such person (or has received from such person) an executed confidentiality agreement containing terms that the HD Supply Board of Directors determines in good faith are not materially less favorable in the aggregate to HD Supply than those contained in the confidentiality agreement dated as of October 28, 2020 by and between HD Supply and The Home Depot; and

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such Acquisition Proposal;

provided that HD Supply will promptly (and in any event within 24 hours) make available to The Home Depot any non-public information concerning HD Supply or its subsidiaries that is provided to any person given such access that was not previously made available to The Home Depot.

HD Supply will promptly after knowledge by it of receipt (and in any event within 24 hours after knowledge of receipt), notify The Home Depot both orally and in writing of the receipt by HD Supply of any Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or resumed with, either HD Supply or its representatives concerning an Acquisition Proposal, which notice will, to the extent providing such information will not constitute a violation by HD Supply or any of its subsidiaries of a confidentiality agreement in effect as of the date of the Merger Agreement, include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to HD Supply or any of its subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. HD Supply will keep The Home Depot reasonably informed on a prompt basis (and in any event within 24 hours) of any material developments regarding any Acquisition Proposal or requests for non-public information from the proponent of an Acquisition Proposal and, upon the reasonable request of The Home Depot, will apprise The Home Depot of the status of any discussions or negotiations with respect to any of the foregoing.

For the purposes of the foregoing covenants and those contained under Section 11 — “The Merger Agreement —Changes of Board Recommendation or other Adverse Actions” below, please note the following definitions:

•

“Acquisition Proposal” means any proposal or offer from any person or group (other than The Home Depot, Purchaser or any affiliate of any of the foregoing) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 20% or more based on the fair market value, as determined in good faith by the Board of Directors of HD Supply of assets (including capital stock of the subsidiaries of HD Supply) of HD Supply and its subsidiaries, taken as a whole, or (ii) Shares or other equity securities of HD Supply which together with any other Shares or other equity securities of HD Supply beneficially owned by such person or group, would equal 20% or more of aggregate voting power of HD Supply, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of HD Supply, or (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving HD Supply pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of HD Supply or of the surviving entity in a merger or the resulting direct or indirect parent of HD Supply or such surviving entity;

•

“Intervening Event” means a development or change in circumstances that occurs or arises after the execution and delivery of the Merger Agreement (other than a Superior Proposal) that was not known or reasonably foreseeable (or the consequences of which were not known or reasonably foreseeable) to the Board of Directors of HD Supply prior to the execution and delivery of the Merger Agreement, except that no change in the price or trading volume of the Shares or the common stock of The Home Depot will be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Intervening Event has occurred); and

•	“Superior Proposal” means a bona fide, written Acquisition Proposal (except the references in the definition above to “20% or more” will be replaced by “more than 50%”) by a third party unaffiliated with HD Supply that the HD Supply Board of Directors determines in good faith, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of HD Supply than the Offer and the Merger, after receiving the advice of an independent financial advisor and taking into account all legal, financial, regulatory, timing, certainty and other aspects of such proposal as the HD Supply Board of Directors determines to be appropriate and any other relevant factors permitted or required to be taken into account by applicable law.

Nothing in the Merger Agreement will prohibit HD Supply’s Board of Directors from taking such actions as HD Supply determines in good faith after consultation with outside legal counsel are required to comply with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal or any other matter, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) (provided that any such action may be taken into account in determining whether there has been a Change of Recommendation (as defined below)), or publishing any “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to HD Supply stockholders).

Changes of Board Recommendation or other Adverse Actions. Except as described below, the HD Supply of Directors may not:

•

change, withhold, withdraw, qualify or modify, in a manner adverse to The Home Depot (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the HD Supply Board Recommendation;

•	fail to include the HD Supply Recommendation in the Schedule 14D-9;

•	publicly approve or recommend, or publicly propose to approve or recommend to the HD Supply stockholders, an Acquisition Proposal;

•

if a tender offer or exchange offer for shares of capital stock of HD Supply that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of HD Supply within ten business days after commencement thereof;

•

fail to publicly reaffirm the HD Supply Board Recommendation within two (2) business days after HD Supply receives a written request from The Home Depot to do so (any of the foregoing prohibited actions, a “Change of Recommendation”); or

•

authorize, adopt or approve or publicly propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit HD Supply or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle or any other agreement relating to an Acquisition Proposal.

Notwithstanding anything to the contrary set forth in the Merger Agreement, the HD Supply Board of Directors may effect a Change of Recommendation if

•

the HD Supply Board of Directors determines (after consultation with its outside legal counsel) that, as a result of an Intervening Event, the failure to effect a Change of Recommendation could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or

•

HD Supply receives an Acquisition Proposal that the HD Supply Board of Directors determines in good faith (after consultation with outside counsel and its independent financial advisors) constitutes a Superior Proposal.

The HD Supply Board of Directors may authorize, adopt, or approve such Superior Proposal and cause or permit HD Supply to enter into an agreement with respect to such Superior Proposal, but only if it has taken the actions described below:

•	HD Supply has provided prior written notice to The Home Depot of its or the HD Supply Board of Directors’ intention to take such actions at least four business days in advance of taking such action,

which notice will specify, as applicable, the material circumstances of such Intervening Event or the information and documents required to be furnished pursuant to the Merger Agreement and any financing commitments with respect to such Acquisition Proposal;

•

the HD Supply Board of Directors has considered in good faith any changes to the Merger Agreement and the financing or other arrangements that may be offered in writing by, and would be legally binding upon, The Home Depot by 5:00 p.m., New York City time, on the fourth business day of such four business day period and determined that (i) with respect to a Superior Proposal, after consultation with outside counsel and its independent financial advisors, that the Acquisition Proposal received by HD Supply continues to constitute a Superior Proposal and (ii) with respect to an Intervening Event, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the Change of Recommendation, in each case, if such changes offered in writing by The Home Depot in a definitive agreement were given effect; and

•

in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the terms of such Superior Proposal, HD Supply shall, in each case, have delivered to The Home Depot an additional notice consistent with that described above, and a new four business day notice period will commence, during which time HD Supply will be required to comply with the other foregoing requirements with respect to such revised Superior Proposal.

Cooperation as to Certain Indebtedness of HD Supply. HD Supply has agreed to cooperate with The Home Depot to facilitate The Home Depot’s prepayment and termination of HD Supply’s existing credit facilities prior to the Merger. In particular, HD Supply will, at the written request of The Home Depot, (i) deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the existing credit facilities and (ii) obtain and deliver to The Home Depot at least two business days prior to the closing of the Merger (A) customary payoff letters providing for the termination of such credit facilities and the termination and release of all guarantees thereof and liens related thereto and setting forth the payoff amount in connection with such termination and release, (B) customary release documentation that is necessary for the release of all liens securing the such credit facilities and (C) if applicable, instruments of discharge to be delivered at the closing of the Merger to allow for the payoff, discharge and termination in full of such credit facilities and all guarantees thereof and liens related thereto.

HD Supply has also agreed to cooperate with The Home Depot to facilitate the redemption of HD Supply’s 5.375% Senior Notes due 2026 by the Surviving Corporation at or after the Effective Time pursuant to that certain Indenture between HD Supply Inc., as issuer, the Subsidiary Guarantors (as defined therein) from time to time party thereto, as Guarantors and Wells Fargo Bank, National Association, as trustee, dated as of October 11, 2018, as amended or supplemented from time to time (which we refer to as the “Existing Indenture”). In particular, HD Supply will (i) deliver any notices, certificates and opinions with respect to redemption of the 5.375% Senior Notes due 2026 as may be required by the Existing Indenture within the time periods specified therein and (ii) use reasonable best efforts to cause the trustee under the Existing Indenture to limit notice periods as permitted by the Existing Indenture, execute any documents and take any actions that may be required prior to the Effective Time in order to facilitate or consummate such redemption pursuant to the provisions of the Existing Indenture.

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•	by mutual written consent of The Home Depot and HD Supply;

•

by either The Home Depot or HD Supply if (i) prior to the Offer Closing, the Offer, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order of a governmental entity of competent jurisdiction, provided, however, this termination right will not be available to any party whose breach of any provision of the Merger Agreement results in or causes such order to be issued or the failure of the order to be removed;

•

if the Offer shall not have been consummated on or before August 15, 2021 (as such date may be extended in accordance with the Merger Agreement, the “Outside Date”), provided, however, that this termination right will not be available to any party whose breach of any provision of the Merger Agreement results in or causes the Offer Closing to fail to occur prior to the Outside Date (such termination, an “Outside Date Termination”); and provided, further, that if on the Outside Date all of the Offer Conditions, other than the HSR Condition or the Governmental Authority Condition with respect to any antitrust-related legal requirement, shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Closing, which conditions shall be capable of being satisfied at such time), the Outside Date will automatically be extended to November 15, 2021;

•	by HD Supply, at any time prior to the Offer Closing:

•

in order for HD Supply to concurrently enter into an agreement with respect to a Superior Proposal, provided that HD Supply has complied with the notice and match provisions of the Merger Agreement in all material respects and concurrently with such termination HD Supply pays to The Home Depot in immediately available funds the Company Termination Fee (as defined below);

•

if The Home Depot or Purchaser breaches any representation, warranty or covenant made by The Home Depot or Purchaser in the Merger Agreement and such breach (i) is either not curable or, if curable, is not cured prior to the earlier of (x) the Outside Date and (y) the 30th day after written notice thereof is given by HD Supply to The Home Depot and (ii) would reasonably be expected to have a Parent Material Adverse Effect (any such breach, a “Purchaser Breach”); provided, however, that HD Supply is not then in breach of the Merger Agreement such that Representations Condition or the Obligations Condition would not be capable of being satisfied by the Outside Date; or

•	by The Home Depot, at any time prior to the Offer Closing:

•

if HD Supply breaches any of its representations, warranties or agreements in the Merger Agreement such that the Representations Condition or the Obligations Condition would not be capable of being satisfied by the Outside Date and such breach is either not curable or, if curable, is not cured prior to the earlier of (i) the Outside Date and (ii) the 30th day after written notice thereof is given by The Home Depot to HD Supply; provided, however, that there does not then exist any Purchaser Breach (such termination, a “Company Breach Termination”); or

•	if the Board of Directors of HD Supply effects a Change of Recommendation or if HD Supply is in deliberate and material breach of the provisions related to Acquisition Proposals.

Effect of Termination. If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party thereto (or of any of its representatives or affiliates), except that (a) certain specified provisions of the Merger Agreement will survive, including those described in “— HD Supply Termination Fee” below, (b) the Confidentiality Agreement shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of the Merger Agreement shall not relieve HD Supply, The Home Depot or Purchaser from liability for any deliberate and material breach of any of its representations, warranties or covenants in the Merger Agreement occurring prior to such termination or, in the case of The Home Depot or Purchaser, any failure to consummate the Offer as provided by the Merger Agreement notwithstanding satisfaction of all the Offer Conditions (other than conditions that by their nature are to be satisfied at the Offer Closing), and any aggrieved party will be entitled to all rights and remedies at law or in equity, including the right of the aggrieved party to seek the benefit of its bargain (in the case of HD Supply, the bargain lost by its stockholders).

HD Supply Termination Fee. HD Supply has agreed to pay The Home Depot a termination fee of $275,000,000 (which we refer to as the “Company Termination Fee”) if:

•

the Merger Agreement is terminated by The Home Depot pursuant to its right to terminate for a Change of Recommendation or a deliberate and material breach of the provisions of the Merger Agreement relating to Acquisition Proposals;

•	the Merger Agreement is terminated by HD Supply in order to concurrently enter into an agreement with respect to a Superior Proposal; and

•

(i) the Merger Agreement is terminated pursuant to an Outside Date Termination or a Company Breach Termination, (ii) an Acquisition Proposal (including a previously communicated Acquisition Proposal) has been publicly announced or otherwise communicated to the HD Supply Board of Directors and not withdrawn at any time prior to the date of termination, and (iii) within twelve (12) months after the date of such termination, HD Supply enters into a definitive agreement to consummate, or consummates, or recommends to its stockholders, any Acquisition Proposal; provided, however, that for purposes of this provision, the references in the definition of Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%.”

Specific Performance. The parties have agreed that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur in the event that the parties do not perform their obligations under the provisions of the Merger Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties have further agreed that the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof (including the obligations of the parties hereto to consummate the Offer and the Merger) without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish, or otherwise impair, any other remedy to which they are entitled under the Merger Agreement.

Expenses. Except as otherwise provided therein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby will be paid by the party incurring such expense.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions to the Offer.”

Confidentiality Agreement

On October 28, 2020, HD Supply and The Home Depot entered into a customary confidentiality agreement (which we refer to as the “Confidentiality Agreement”) in connection with a possible transaction involving HD Supply. Under the Confidentiality Agreement, The Home Depot agreed, subject to certain exceptions, to keep confidential any confidential information concerning HD Supply furnished by HD Supply to The Home Depot or its representatives.

12.	Purpose of the Offer; Plans for HD Supply.

Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, HD Supply. The Offer, as the first step in the acquisition of HD Supply, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable after the Offer Closing, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.

If you sell your Shares in the Offer, you will cease to have any equity interest in HD Supply or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in HD Supply. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of HD Supply.

Merger Without a Stockholder Vote. If the Offer is consummated, we will not seek a vote of the remaining public stockholders of HD Supply before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of HD Supply in accordance with Section 251(h) of the DGCL.

Plans for HD Supply. If we accept Shares for payment pursuant to the Offer, we will obtain the ability to exercise control over HD Supply. The Home Depot and Purchaser are conducting a detailed review of HD Supply and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes, if any, would be desirable in light of the circumstances that exist upon completion of the Offer. The Home Depot and Purchaser will continue to evaluate the business and operations of HD Supply during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions, if any, as they deem appropriate under the circumstances then existing. Thereafter, The Home Depot intends to review such information as part of a comprehensive review of HD Supply’s business, operations, capitalization and management with a view to optimizing development of HD Supply’s potential.

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for HD Supply,” and Section 13 — “Certain Effects of the Offer,” The Home Depot and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving HD Supply (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of HD Supply, (iii) any material change in HD Supply’s capitalization or dividend policy, (iv) any other material change in HD Supply’s corporate structure or business, (v) changes to the management of HD Supply or the HD Supply Board of Directors, (vi) a class of securities of HD Supply being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of HD Supply being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

To the best knowledge of The Home Depot and Purchaser, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of HD Supply, on the one hand, and The Home Depot, Purchaser or HD Supply, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of HD Supply entering into any such agreement, arrangement or understanding.

The Board of Directors and officers of the Surviving Corporation at and immediately following the Effective Time will consist of the members of the Board of Directors and officers, respectively, of Purchaser immediately prior to the Effective Time.

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety so as to read in the form set forth on Annex C to the Merger Agreement, and the bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation.

13.	Certain Effects of the Offer.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable after the Offer Closing, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable after the Offer Closing), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend and will cause HD Supply to delist the Shares from Nasdaq.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of HD Supply to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by HD Supply to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to HD Supply, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of HD Supply and persons holding “restricted securities” of HD Supply to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause HD Supply to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

HD Supply’s Existing Indebtedness. HD Supply has agreed to cooperate with The Home Depot to facilitate The Home Depot’s prepayment and termination of HD Supply’s existing credit facilities prior to the Merger. HD Supply has also agreed to cooperate with The Home Depot to facilitate the redemption of HD Supply’s 5.375% Senior Notes due 2026 by the Surviving Corporation at or after the Effective Time pursuant to that certain Indenture between HD Supply Inc., as issuer, the Subsidiary Guarantors (as defined therein) from time to time party thereto, as Guarantors and Wells Fargo Bank, National Association, as trustee, dated as of October 11, 2018, as amended or supplemented from time to time.

14.	Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement or required by applicable law, the Acquired Corporations will not authorize or pay any dividends on or make any distribution with respect to any of its securities (including the Shares), except dividends and distributions made by a direct or indirect wholly owned subsidiary of HD Supply to its parent.

15.	Conditions to the Offer.

Notwithstanding any other term of the Offer, and in addition to the condition that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the Expiration Date, together with all other Shares (if any) beneficially owned by The Home Depot and its affiliates, represent a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)) (which we refer to as the “Minimum Condition”), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if on the date of the

Expiration Time any of the following conditions has not been satisfied (or, to the extent legally permissible, waived):

(A)	any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated (which we refer to as the “HSR Condition”);

(B)

(i) the representations and warranties of HD Supply set forth in Article IV of the Merger Agreement (other than in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (Capital Structure), Section 4.3 (Corporate Authority; Approvals; Fairness Opinion), Section 4.4 (Governmental Filings; No Violations), Section 4.7(b) (Absence of Certain Changes), Section 4.21 (Brokers and Finders) and Section 4.22 (Antitakeover Statutes)) are true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time, except, for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) the representations and warranties of HD Supply set forth in Section 4.1(a) (Organization, Good Standing and Qualification), Section 4.2 (other than Section 4.2(a)) (Capital Structure), Section 4.3 (Corporate Authority; Approvals; Fairness Opinion), Section 4.4 (Governmental Filings; No Violations), Section 4.21 (Brokers and Finders) and Section 4.22 (Antitakeover Statutes) are true and correct in all material respects both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time;

(iii) the representations and warranties of HD Supply set forth in Section 4.2(a) (Capital Structure) are true and correct both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time, except for any inaccuracies that are in the aggregate de minimis;

(iv) the representations and warranties of HD Supply set forth in Section 4.7(b) (Absence of Certain Changes) are true and correct both at and as of the date of the Merger Agreement and as of the Expiration Time as though made at and as of such time; and

(v) The Home Depot has received a certificate signed on behalf of HD Supply by a senior executive of HD Supply and dated as of the date of the Expiration Time to the effect that the condition set forth above has been satisfied (provided, however, that representations and warranties that are made as of a particular date or period need be true and correct, in the manner set forth above, only as of such date or period);

(C)

HD Supply has performed in all material respects its covenants required to be performed by it under the Merger Agreement at or prior to the Expiration Time, and The Home Depot shall have received a certificate signed on behalf of HD Supply by a senior executive of HD Supply and dated as of the date of the Expiration Time to such effect;

(D)

neither the U.S. Federal Trade Commission nor the U.S. Department of Justice has (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect or (ii) commenced any proceeding, in either case, which (A) has the effect of making the Offer or Merger illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger or (B) seeks to make illegal, restrain, prohibit or materially delay the making or consummation of the Offer or the Merger or the performance of any other transactions contemplated by the Merger Agreement; and

(E)	the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the benefit of The Home Depot and Purchaser and may be waived (other than the Minimum Condition) by The Home Depot or Purchaser, in whole or in part at any time in their sole discretion, in each case, subject to the terms of the Merger Agreement. The failure by The Home Depot or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any reference in this Section 15 or elsewhere in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived. Capitalized terms used but not defined in this Section 15 shall have the meaning ascribed to them elsewhere in the Merger Agreement.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 15, based on our examination of publicly available information filed by HD Supply with the SEC and other information concerning HD Supply, we are not aware of any governmental license or regulatory permit that appears to be material to HD Supply’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or The Home Depot as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to HD Supply’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Compliance with the HSR Act. Under the HSR Act, and the related rules and regulations promulgated by the FTC, certain transactions may not be consummated until specified information and documentary material (which we refer to as the “Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.

Under the HSR Act, our purchase of Shares in the Offer may not be consummated until the expiration of a fifteen (15) calendar day waiting period following the filing by The Home Depot, on behalf of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of The Home Depot and HD Supply will file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer. Accordingly, the required waiting period with respect to the Offer will expire in the ordinary course at 11:59 p.m., New York City time, fifteen (15) days from the date of such filing, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (which we refer to as a “Second Request”) prior to that time. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer will be extended until ten (10) calendar days following the date of substantial compliance by The Home Depot with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period can be extended only by court order or with the consent of The Home Depot. In practice, complying with a Second Request can take a significant period of time. Although HD Supply is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither HD Supply’s failure to file such Premerger Notification and Report Form nor a Second Request issued to HD Supply from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one (1) year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The FTC and the Antitrust Division will review the legality under the U.S. federal antitrust laws of Purchaser’s proposed acquisition of HD Supply. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of The Home Depot, Purchaser, HD Supply or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While The Home Depot believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15 — “Conditions to the Offer.”

State Takeover Laws. HD Supply is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” HD Supply’s Board of Directors has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement.

HD Supply, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of HD Supply (for purposes of the Exchange Act); it is anticipated that the Merger will be effected as soon as practicable after the Offer Closing (and in any event within one (1) year following the consummation of the Offer); and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that HD Supply will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of HD Supply. As soon as practicable following the Offer Closing and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, The Home Depot, Purchaser and HD Supply will take all necessary and appropriate action to effect the Merger, without a meeting of stockholders of HD Supply in accordance with Section 251(h) of the DGCL.

17. Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

within the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to HD Supply a written demand for appraisal of Shares held, which demand must reasonably inform HD Supply of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

18. Fees and Expenses.

The Home Depot has retained D.F. King & Co, Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither The Home Depot nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of The Home Depot or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, Depositary or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. HD Supply has advised Purchaser that it will file with the SEC on the date on which The Home Depot and Purchaser file the offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the HD Supply Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning HD Supply.”

Coronado Acquisition Sub Inc.

November 24, 2020

SCHEDULE I — INFORMATION RELATING TO THE HOME DEPOT AND PURCHASER

The Home Depot

The following table sets forth information about The Home Depot’s directors and executive officers as of November 24, 2020. The current business address of each person is c/o The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339 and the business telephone number is (770) 433-8211. Except as provided below, all directors and executive officers listed below are citizens of the United States.

Name	Age	Position
Craig A. Menear	63	Chairman and CEO
Gregory D. Brenneman	58	Lead Director
Gerard J. Arpey	62	Director
Ari Bousbib†	59	Director
Jeffery H. Boyd	64	Director
J. Frank Brown	64	Director
Albert P. Carey	69	Director
Helena B. Foulkes	56	Director
Linda R. Gooden	67	Director
Wayne M. Hewett	56	Director
Manuel Kadre	54	Director
Stephanie C. Linnartz	52	Director
Edward P. Decker	57	President and Chief Operating Officer
Ann-Marie Campbell††	55	Executive Vice President – U.S. Stores and International Operations
Matthew A. Carey	55	Executive Vice President and Chief Information Officer
Mark Q. Holifield	64	Executive Vice President – Supply Chain and Product Development
Timothy A. Hourigan	63	Executive Vice President – Human Resources
Jeffrey G. Kinnaird†††	46	Executive Vice President – Merchandising
William G. Lennie	65	Executive Vice President – Outside Sales & Service
Richard V. McPhail	50	Executive Vice President and Chief Financial Officer
Teresa Wynn Roseborough	61	Executive Vice President, General Counsel and Corporate Secretary

†	Citizen of the United States and France.
††	Citizen of the United States and Jamaica.
†††	Citizen of Canada.

Executive Officers of The Home Depot

Craig A. Menear

Chief Executive Officer since November 2014 and Chairman since February 2015. He also served as President from November 2014 to October 2020. He previously served as The Home Depot’s President, U.S. Retail from February 2014 through October 2014. From April 2007 through February 2014, he served as Executive Vice President – Merchandising, and from August 2003 through April 2007, he served as Senior Vice President – Merchandising. From 1997 through August 2003, Mr. Menear served in various management and vice president level positions in The Home Depot’s merchandising department, including Merchandising Vice President of Hardware, Merchandising Vice President of the Southwest Division, and Divisional Merchandise Manager of the Southwest Division.

Edward P. Decker

President and Chief Operating Officer since October 2020. Mr. Decker served as Executive Vice President –Merchandising from August 2014 to October 2020. From October 2006 through July 2014, he served as Senior

Vice President – Retail Finance, Pricing Analytics, and Assortment Planning. Mr. Decker joined The Home Depot in 2000 and held various strategic planning roles, including serving as Vice President – Strategic Business Development from November 2002 to April 2006 and Senior Vice President – Strategic Business and Asset Development from April 2006 to September 2006. Prior to joining The Home Depot, Mr. Decker held various positions in strategic planning, business development, finance, and treasury at Kimberly-Clark Corp. and Scott Paper Co., both of which are consumer products companies.

Ann-Marie Campbell

Executive Vice President – U.S. Stores and International Operations since October 2020. She served as Executive Vice President – U.S. Stores from February 2016 to October 2020. From January 2009 to February 2016, she served as Division President of the Southern Division, and from December 2005 to January 2009, she served as Vice President – Vendor Services. Ms. Campbell began her career with The Home Depot in 1985 as a cashier and has held roles of increasing responsibility since she joined The Home Depot, including vice president roles in The Home Depot’s operations, merchandising, and marketing departments. She serves as a director of Workday, Inc., a financial and human capital management software vendor.

Matthew A. Carey

Executive Vice President and Chief Information Officer since September 2008. From January 2006 through August 2008, he served as Senior Vice President and Chief Technology Officer at eBay Inc., an online commerce platform. Mr. Carey was previously with Wal-Mart Stores, Inc., a general merchandise retailer, from June 1985 to December 2005. His final position with Wal-Mart was Senior Vice President and Chief Technology Officer.

Mark Q. Holifield

Executive Vice President – Supply Chain and Product Development since February 2014. From July 2006 through February 2014, he served as Senior Vice President – Supply Chain. Mr. Holifield was previously with Office Depot, Inc., an office products and services company, from 1994 through July 2006, where he served in various supply chain positions, including Executive Vice President of Supply Chain Management.

Timothy A. Hourigan

Executive Vice President – Human Resources since June 2017. From February 2016 through June 2017, he served as Division President of the Southern Division. Prior to his role as Division President, Mr. Hourigan served in various human resources roles with The Home Depot, including Vice President – Human Resources, U.S. Stores and Operations from September 2013 to February 2016; Vice President – Compensation and Benefits from February 2007 to September 2013; and Vice President – Human Resources from July 2002 to February 2007.

Jeffrey G. Kinnaird

Executive Vice President – Merchandising since October 2020. He previously served as President of The Home Depot Canada from February 2016 to October 2020. From May 2011 to January 2016, he served as Vice President – Merchandising for The Home Depot Canada, and he served as a Regional Vice President in Canada from March 2005 to May 2011. Mr. Kinnaird began his career with The Home Depot in 1996 as an associate in the lumber department, and from 1996 to 2004 he held positions of increasing responsibility, including department supervisor, assistant store manager, store manager, and district manager.

William G. Lennie

Executive Vice President – Outside Sales & Service since July 2015. From March 2011 through January 2016, he served as President of The Home Depot Canada, and he served as Senior Vice President – International

Merchandising, Private Brands, and Global Sourcing from March 2009 through March 2011. Mr. Lennie originally joined The Home Depot in 1992 and held roles of increasing responsibility in The Home Depot’s merchandising department. In 2006, Mr. Lennie left The Home Depot to be Senior Vice President of Merchandising, Hardlines for Dick’s Sporting Goods, Inc., a sporting goods retailer, before re-joining The Home Depot in 2009.

Richard V. McPhail

Executive Vice President and Chief Financial Officer since September 2019. From August 2017 through August 2019, he served as Senior Vice President, Finance Control and Administration, of The Home Depot, and was responsible for enterprise financial reporting and operations, financial planning and analysis, treasury, payments, tax, and international financial operations. From August 2014 to September 2017, he served as Senior Vice President, Finance, with responsibility for U.S. Retail finance, strategic and financial planning, and business development activity. Mr. McPhail served as Senior Vice President, Global FP&A, Strategy, and New Business Development, from March 2013 to August 2014; Vice President, Strategic Business Development, from January 2007 to March 2013; and director of Strategic Business Development from May 2005 to January 2007. Prior to joining The Home Depot in 2005, Mr. McPhail served as executive vice president of corporate finance for Marconi Corporation plc in London, England, where he led their business development efforts in Europe and North America. Prior to Marconi, Mr. McPhail held positions with Wachovia Securities and with Arthur Andersen.

Teresa Wynn Roseborough

Executive Vice President, General Counsel and Corporate Secretary since November 2011. From April 2006 through November 2011, Ms. Roseborough served in several legal positions with MetLife, Inc., a provider of insurance and other financial services, including Senior Chief Counsel – Compliance & Litigation and most recently as Deputy General Counsel. Prior to joining MetLife, Ms. Roseborough was a partner with the law firm Sutherland Asbill & Brennan LLP from February 1996 through March 2006 and a Deputy Assistant Attorney General in the Office of Legal Counsel of the United States Department of Justice from January 1994 through February 1996. Ms. Roseborough serves as a director of The Hartford Financial Services Group, Inc., an investment and insurance company.

Directors of The Home Depot

Craig A. Menear

Chief Executive Officer since November 2014 and Chairman since February 2015. He also served as President from November 2014 to October 2020. President, U.S. Retail from February 2014 to October 2014. In that role Mr. Menear was responsible for oversight of store operations and all merchandising departments, services and strategy; The Home Depot’s supply chain network and global sourcing and vendor management programs; and The Home Depot’s marketing and online business activities. From 2007 to February 2014, Mr. Menear served as Executive Vice President – Merchandising, where he led The Home Depot’s merchandising and supply chain transformations. From 2003 to 2007, he served as Senior Vice President – Merchandising, and from 1997 to 2003, he held several positions of increasing responsibility in The Home Depot’s Merchandising department, including Merchandising Vice President of Hardware, Merchandising Vice President of the Southwest Division and Divisional Merchandise Manager of the Southwest Division. Prior to joining The Home Depot in 1997, Mr. Menear held various merchandising positions within the retail industry with companies such as IKEA, Builders Emporium, Grace Home Centers and Montgomery Ward, as well as operating an independent retail business.

Gregory D. Brenneman

Executive Chairman of CCMP Capital Advisors, LLC (“CCMP”), a private equity firm with over $3 billion under management, since October 2016. Chairman of CCMP from 2008 until October 2016 and President and

Chief Executive Officer of CCMP from February 2015 until October 2016. Mr. Brenneman is also Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. Prior to joining CCMP, Mr. Brenneman led restructuring and turnaround efforts at Quiznos, Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability, and financial returns.

Gerard J. Arpey

Partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, since 2012. Prior to his retirement in November 2011, Mr. Arpey served as Chief Executive Officer of AMR Corporation, a global airline holding company, and its subsidiary American Airlines, from 2003 through November 2011, immediately prior to their voluntary filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From 2004 through November 2011, he was also Chairman of the AMR Board of Directors. Mr. Arpey previously served as American Airlines’ President and Chief Operating Officer, Senior Vice President of Finance and Planning, and Chief Financial Officer. Mr. Arpey currently serves on the board of directors of S. C. Johnson & Son, Inc., a privately-held company. He is also a trustee of the American Beacon Funds.

Ari Bousbib

Chairman and Chief Executive Officer of IQVIA Holdings Inc., a leading global provider of advanced analytics, technology solutions and contracted research services to the life sciences industry. Mr. Bousbib assumed this position in October 2016 following the merger of IMS Health Holdings, Inc. (“IMS Holdings”) and Quintiles Transnational Holdings, Inc. From 2010 to October 2016, Mr. Bousbib served as Chairman and Chief Executive Officer of IMS Health Incorporated, a subsidiary of IMS Holdings, and he also served as Chairman, Chief Executive Officer and President of IMS Holdings since its initial public offering in 2014. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a commercial aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company, Carrier Corporation, UTC Fire & Security and UTC Power. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 until 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm.

Jeffrey H. Boyd

Mr. Boyd served in a number of senior executive positions during his long and successful tenure at Booking Holdings Inc. (“Booking”) (formerly known as The Priceline Group, Inc.), a leading provider of online travel and related services. His strategic leadership at Booking guided the company to grow from a loss in 2002 to a multi-billion dollar profitable business. He served as Chairman of the Board of Booking from June 2018 to June 2020, and from January 2017 to June 2018, he served as Booking’s Executive Chairman. Prior to January 2017, Mr. Boyd served in a number of roles of increasing responsibility at Booking, including most recently as its President and Chief Executive Officer from November 2002 until December 2013, Chairman from January 2013 to December 2016, and interim Chief Executive Officer and President during a portion of 2016. Mr. Boyd was Booking’s President and Co-Chief Executive Officer from August 2002 to November 2002; its Chief Operating Officer from November 2000 to August 2002; and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining Booking, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc.

J. Frank Brown

Managing Director and Chief Risk Officer of General Atlantic LLC, a global growth equity firm, which he joined in 2011. Mr. Brown served as Managing Director and Chief Operating Officer of General Atlantic from 2011 through 2019. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services, and Corporate Development practices, and most recently the leader of the $3.5 billion Advisory Services operating unit of PwC. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a trustee of The Asia Society and a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.

Albert P. Carey

Executive Chairman of Unifi, Inc., leading innovator in recycled and synthetic yarns. Mr. Carey served as Chief Executive Officer of PepsiCo North America, a consumer products company, from 2016 to March 2019. In this role, he was responsible for leading PepsiCo’s beverages, Frito-Lay and Quaker Foods businesses in North America. Previously, he was Chief Executive Officer of PepsiCo North America Beverages from 2011 to 2016, and President and Chief Executive Officer of Frito-Lay North America, the largest North American business division of PepsiCo, from 2006 to 2011. He also served as President of PepsiCo Sales, the sales division of PepsiCo, from 2003 to 2006, in charge of PepsiCo’s sales and customer management for its retail, food service and fountain businesses. Other positions that Mr. Carey has held at PepsiCo include Chief Operating Officer of PepsiCo Beverages & Foods North America, and Chief Operating Officer of Frito-Lay North America. Prior to his career at PepsiCo, Mr. Carey spent seven years at The Procter & Gamble Company.

Helena Foulkes

Most recently served as the Chief Executive Officer and a member of the board of directors of Hudson’s Bay Company (“HBC”), a multinational retailer, a position she held from February 2018 to March 2020. Prior to HBC, she served as Executive Vice President of CVS Health Corporation (“CVS”), an integrated pharmacy health care provider and retailer, and President of CVS Pharmacy, from 2014 to February 2018. At CVS, Ms. Foulkes also served as Executive Vice President and Chief Health Care Strategy and Marketing Officer from 2011 to 2013; Executive Vice President and Chief Marketing Officer from 2009 to 2011; Senior Vice President of Health Services of CVS Pharmacy from 2007 to 2009; Senior Vice President, Marketing and Operations Services during a portion of 2007; and Senior Vice President, Advertising and Marketing from 2002 to 2007. Additionally, Ms. Foulkes held positions in Strategic Planning, Visual Merchandising, and Category Management during her 20-plus years with CVS.

Linda R. Gooden

Served over 30 years in various senior leadership roles with Lockheed Martin Corporation (“Lockheed”), most recently as Executive Vice President, Information Systems & Global Solutions (“IS&GS”) from 2007 to 2013. Under her leadership as Executive Vice President of IS&GS, Lockheed expanded its IT capabilities beyond government customers to international and commercial markets. She also served as Lockheed’s Deputy Executive Vice President, Information and Technology Services from October to December 2006 and its President, Information Technology from 1997 to December 2006. In her role as President of Lockheed’s IT division, Ms. Gooden grew the business over a 10-year period to become a multibillion dollar business.

Wayne M. Hewett

Since March 2018, Mr. Hewett has served as a senior advisor to Permira, a global private equity firm, and as Chairman of DiversiTech Corporation, a manufacturer and supplier of HVAC equipment and a portfolio company of the Permira funds. Since December 2019, Mr. Hewett has also served as Chairman of Cambrex Corporation, a contract developer and manufacturer of small molecules, also a Permira portfolio company. From August 2015 to November 2017, Mr. Hewett served as Chief Executive Officer of Klöckner Pentaplast Group, a leading supplier of packaging and specialty films. From January 2010 to February 2015, he served as President, Chief Executive Officer and a member of the board of directors of Arysta LifeScience Corporation (“Arysta”), one of the world’s largest privately held crop protection and life science companies. In February 2015, Arysta was acquired by Platform Specialty Products Corporation (“Platform”), a global producer of high technology specialty chemical products, and Mr. Hewett served as President of Platform until August 2015. Prior to joining Arysta in 2009, Mr. Hewett served as a senior consultant to GenNx360, a private equity firm, from February to August 2009. Mr. Hewett’s career has also included over 20 years with General Electric Company (“GE”), including roles as GE’s Vice-President, Supply Chain and Operations; President and Chief Executive Officer of GE Advanced Materials; President of GE Plastics Pacific; President of GE Toshiba Silicones; and membership on GE’s Corporate Executive Council.

Manuel Kadre

Chairman and Chief Executive Officer of MBB Auto Group, a premium luxury retail automotive group with a number of dealerships in the Northeast, a position he has held since 2012. Mr. Kadre also serves as Chairman of the Board of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste. Prior to his current role, he was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Mr. Kadre also serves on the Board of Trustees of the University of Miami.

Stephanie Linnartz

Group President, Consumer Operations, Technology & Emerging Businesses for Marriott International, Inc. (“Marriott”), a worldwide operator, franchisor, and licensor of hotels and timeshare properties. Prior to her current role, she served as Marriott’s Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Ms. Linnartz joined Marriott as a financial analyst in 1997, and held several positions in finance before moving into sales and marketing. Her prior roles in the company include Global Officer, Sales & Revenue Management; Senior Vice President, Global Sales; Senior Vice President, Sales & Marketing Support; and Vice President, Sales & Marketing Channel Strategy & Analysis. Prior to Marriott, Ms. Linnartz worked for the Hilton Hotels Corporation.

Purchaser

The following table sets forth information about Purchaser’s directors and executive officers as November 24, 2020. The current business address of each person is c/o The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339 and the business telephone number is (770) 433-8211. All directors and executive officers listed below are citizens of the United States.

Name	Age	Position
Edward P. Decker	57	Chief Executive Officer and President of Purchaser
Richard V. McPhail	50	Director, Vice President, Chief Financial Officer and Treasurer of Purchaser
Teresa Wynn Roseborough	61	Director, Vice President and Secretary of Purchaser

Directors and Executive Officers of Purchaser

Edward P. Decker

Chief Executive Officer and President of Purchaser. President and Chief Operating Officer of The Home Depot since October 2020. Mr. Decker served as Executive Vice President – Merchandising of The Home Depot from August 2014 to October 2020. From October 2006 through July 2014, he served as Senior Vice President – Retail

Finance, Pricing Analytics, and Assortment Planning of The Home Depot. Mr. Decker joined The Home Depot in 2000 and held various strategic planning roles, including serving as Vice President – Strategic Business Development from November 2002 to April 2006 and Senior Vice President – Strategic Business and Asset Development from April 2006 to September 2006. Prior to joining The Home Depot, Mr. Decker held various positions in strategic planning, business development, finance, and treasury at Kimberly-Clark Corp. and Scott Paper Co., both of which are consumer products companies.

Richard V. McPhail

Director, Vice President, Chief Financial Officer and Treasurer of Purchaser. Executive Vice President and Chief Financial Officer of The Home Depot since September 2019. From August 2017 through August 2019, he served as Senior Vice President, Finance Control and Administration, of The Home Depot, and was responsible for enterprise financial reporting and operations, financial planning and analysis, treasury, payments, tax, and international financial operations. From August 2014 to September 2017, he served as Senior Vice President, Finance, of The Hope Depot with responsibility for U.S. Retail finance, strategic and financial planning, and business development activity. Mr. McPhail served as Senior Vice President, Global FP&A, Strategy, and New Business Development, from March 2013 to August 2014; Vice President, Strategic Business Development, from January 2007 to March 2013; and director of Strategic Business Development from May 2005 to January 2007. Prior to joining The Home Depot in 2005, Mr. McPhail served as executive vice president of corporate finance for Marconi Corporation plc in London, England, where he led their business development efforts in Europe and North America. Prior to Marconi, Mr. McPhail held positions with Wachovia Securities and with Arthur Andersen.

Teresa Wynn Roseborough

Director, Vice President and Secretary of Purchaser. Executive Vice President, General Counsel and Corporate Secretary of The Home Depot since November 2011. From April 2006 through November 2011, Ms. Roseborough served in several legal positions with MetLife, Inc., a provider of insurance and other financial services, including Senior Chief Counsel – Compliance & Litigation and most recently as Deputy General Counsel. Prior to joining MetLife, Ms. Roseborough was a partner with the law firm Sutherland Asbill & Brennan LLP from February 1996 through March 2006 and a Deputy Assistant Attorney General in the Office of Legal Counsel of the United States Department of Justice from January 1994 through February 1996. Ms. Roseborough serves as a director of The Hartford Financial Services Group, Inc., an investment and insurance company.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders (toll-free): (800) 628-8510

Banks and Brokers: (212) 269-5550

Email: HDS@dfking.com